File No. 812-15382

Before the

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

MidCap Financial Investment Corporation, Apollo Senior Floating Rate Fund Inc., Apollo Tactical Income Fund Inc., Apollo Debt Solutions BDC, Apollo Diversified Credit Fund, Apollo Investment Management, L.P., Apollo Credit Management, LLC, Apollo Capital Credit Adviser, LLC, AA Direct, L.P., A-A European Senior Debt Fund, L.P., AA Infrastructure Fund 1 Ltd., ACE Credit Fund, L.P., AESI II, L.P., AGRE Debt Fund I, L.P., AGRE U.S. Real Estate Fund, L.P., ALM V, Ltd., ALM VI, Ltd., ALM VII (R), Ltd., ALM VII (R)-2, Ltd., ALM VII, Ltd., ALM VIII, Ltd., ALM XII, Ltd., ALM XIX, Ltd., ALM XVI, Ltd., ALM XVII, Ltd., ALM XVIII, Ltd., ALME Loan Funding IV B.V., Amissima Diversified Income ICAV, AMN Loan Fund, L.P., AP Kent Credit Master Fund, L.P., Apollo Accord Master Fund II, L.P., Apollo Accord Master Fund III, L.P., Apollo Accord Fund III B, L.P., Apollo Accord Fund IV, L.P., Apollo A-N Credit Fund, L.P., Apollo Asia Real Estate Fund II, L.P., Apollo Atlas Master Fund, LLC, Apollo Chiron Credit Fund, L.P., Apollo Commercial Real Estate Finance, Inc., Apollo Credit Master Fund Ltd., Apollo Credit Opportunity Fund III LP, Apollo Credit Strategies Master Fund Ltd., Apollo European Principal Finance Fund III (Dollar A), L.P., Apollo Hybrid Value Fund, L.P., Apollo Hybrid Value Fund II, L.P., Apollo Humber Partners, L.P., Apollo Humber Management, L.P., Apollo Impact Mission Fund, L.P., Apollo Infrastructure Opportunities Fund II, L.P., Apollo Investment Fund IX, L.P., Apollo Investment Fund VII, L.P., Apollo Investment Fund VIII, L.P., Apollo Kings Alley Credit Fund, L.P., Apollo Lincoln Fixed Income Fund, L.P., Apollo Lincoln Private Credit Fund, L.P., Apollo Moultrie Credit Fund, L.P., Apollo Natural Resources Partners II, L.P., Apollo Natural Resources Partners III, L.P., Apollo Navigator Aviation Fund I, L.P., Apollo Revolver Fund, L.P., Apollo Structured Credit Recovery Master Fund IV LP, Apollo Strategic Origination Partners, L.P., Apollo Tactical Value SPN Investments, L.P., Apollo Total Return Master Fund Enhanced LP, Apollo Total Return Master Fund L.P., Apollo Tower Credit Fund, L.P., Apollo U.S. Real Estate Fund II L.P., Apollo U.S. Real Estate Fund III, L.P., Apollo Zeus Strategic Investments, L.P., Apollo/Cavenham European Managed Account II, L.P., Athene Holding Ltd., Athora Lux Invest S.C.Sp., Financial Credit Investment II, L.P., Financial Credit Investment III, L.P., Financial Credit Investment IV, L.P., MidCap FinCo Holdings Ltd, NNN Investor 1, L.P., Athora Lux Invest NL S.C.Sp., ACE Credit Management, LLC, ACF Europe Management, LLC, ACREFI Management, LLC, Aegon Ireland plc, AGRE—CRE Debt Manager, LLC, AGRE NA Management, LLC, AP Kent Management, LLC, Apollo Accord Management II, LLC, Apollo Accord Management III, LLC, Apollo Accord Management III B, L.P., Apollo Accord Management IV, L.P., Apollo

A-N Credit Management, LLC, Apollo Asia Management II, L.P., Apollo Asset Management Europe LLP, Apollo Atlas Management, LLC, Apollo Capital Management, L.P., Apollo Centre Street Management, LLC, Apollo Centre Street Partnership L.P., Apollo Chiron Management, LLC, Apollo Credit Management (CLO), LLC, Apollo Credit Opportunity Management III, LLC, Apollo EPF Management III, LLC, Apollo Europe Management III, LLC, Apollo European Senior Debt Management, LLC, Apollo European Strategic Management, L.P., Apollo Global Real Estate Management, L.P., Apollo Hercules Management, LLC, Apollo Hercules Partners, L.P., Apollo Hybrid Value Management, L.P., Apollo Hybrid Value Management II, L.P., Apollo Impact Mission Management, L.P., Apollo India Credit Opportunity Management, LLC, Apollo Infrastructure Opportunities Management II, L.P., Apollo Investment Management Europe LLP, Apollo Kings Alley Credit Fund Management, LLC, Apollo Lincoln Fixed Income Management, LLC, Apollo Lincoln Private Credit Management, LLC, Apollo Management International LLP, Apollo Management IX, L.P., Apollo Management VII, L.P., Apollo Management VIII, L.P., Apollo Moultrie Credit Fund Management LLC, Apollo NA Management II, LLC, Apollo NA Management III, LLC, Apollo Navigator Management I, LLC, Apollo Oasis Management, LLC, Apollo Origination Management, L.P., Apollo PPF Credit Strategies Management, LLC, Apollo Oasis Partners, L.P., Apollo Origination Partnership, L.P., Apollo Palmetto Strategic Partnership, L.P., Apollo Revolver Capital Management, LLC, Apollo ST Fund Management LLC (DE), Apollo Strategic Origination Management, L.P., Apollo Structured Credit Recovery Management IV LLC, Apollo Tactical Value SPN Management, LLC, Apollo Thunder Management, LLC, Apollo Thunder Partners, L.P., Apollo Total Return Enhanced Management, LLC, Apollo Tower Credit Management, LLC, Apollo Union Street Management, LLC, Apollo Union Street Partners, L.P., Apollo Zeus Strategic Management, LLC, Apollo/Cavenham EMA Management II, LLC, Financial Credit Investment II Manager, LLC, Financial Credit Investment III Manager, LLC, Financial Credit Investment IV Manager, LLC, Apollo Investment Management Europe (Luxembourg) S.a r.l., Apollo Total Return Management LLC, Apollo Commodities Management, L.P., Apollo Insurance Solutions Group LP, Apollo MidCap US Direct Lending 2019, L.P., NNN Investor 2 (Auto), L.P., NNN Opportunities Fund, L.P., Apollo PPF Opportunistic Credit Partners (Lux), SCSp, Apollo PPF Credit Strategies, LLC, Apollo PPF Credit Management, LLC, Apollo Co-Investment Capital Management, LLC, Alteri Investments II, SCSp, Merx Aviation Finance, LLC., Apollo Accord+ Fund (Lux), SCSp, Apollo Accord+ Offshore Fund, L.P., Apollo Accord+ Fund, L.P., Apollo Revolver Fund II (Offshore), L.P., Apollo Revolver Fund II, L.P., Apollo Revolver Fund II (ATH), L.P., Apollo Accord+ Management, L.P., Apollo Revolver Management II (ATH), L.P., Apollo Revolver Management II, L.P., Apollo Accord Fund V, L.P., Apollo Investment Fund X, L.P., Apollo Total Return Fund—Investment Grade, L.P., Apollo Accord Management V, L.P., Apollo Management X, L.P., Apollo Total Return Fund—Investment Grade Management, L.P., ACMP Holdings, LLC

AMENDMENT NO. 1 TO APPLICATION FOR AN ORDER TO AMEND A PRIOR ORDER UNDER

SECTIONS 17(d) AND 57(i) OF

THE INVESTMENT COMPANY ACT OF

1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY

SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT COMPANY ACT OF

1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Tanner Powell

Chief Executive Officer

MidCap Financial Investment Corporation

9 West 57th Street

New York, NY 10019

(212) 515-3450

and

Kristin Hester

Chief Legal Officer

MidCap Financial Investment Corporation

9 West 57th Street

New York, NY 10019

(212) 515-3450

Copies to:

David Blass, Esq.

Christopher Healey, Esq.

Steven Grigoriou, Esq.

Simpson Thacher & Bartlett LLP

900 G Street, NW

Washington, DC 20001

David.Blass@stblaw.com

Christopher.Healey@stblaw.com

Steven.Grigoriou@stblaw.com

December 6, 2022

This Application (including Exhibits) contains 91 pages

I. INTRODUCTION

A. Summary of Application

On December 29, 2021, the Securities and Exchange Commission (the “Commission”) issued an order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1 thereunder, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder, as described more fully therein (the “Prior Order”).2 The Prior Order permits certain business development companies and closed-end management investment companies to co-invest in portfolio companies with each other and with affiliated investment entities.

The Applicants (defined below) hereby seek an amended order (the “Amended Order”) from the Commission under Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 thereunder to amend the term “Follow-On Investment” to mean (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment.

B. Applicants

The following Applicants each qualify as a Regulated Fund under the Prior Order:

•

MidCap Financial Investment Corporation (“MFIC”) (formerly known as Apollo Investment Corporation), is a Maryland corporation which is an externally managed closed-end, non-diversified management investment company that has elected to be regulated as a business development company (“BDC”). AIM (defined below) serves as investment adviser to MFIC;

•

Apollo Senior Floating Rate Fund, Inc. (“ASFRF”), is a Maryland corporation structured as a closed-end, non-diversified management investment company. ACM (defined below) serves as investment adviser to ASFRF;

•	Apollo Tactical Income Fund Inc. (“AIF”), a Maryland corporation structured as a closed-end, non-diversified management investment company. ACM (defined below) serves as investment adviser to AIF;

•

Apollo Debt Solutions BDC (“ADS”), is a Delaware statutory trust structured as a non-diversified, closed-end management investment company that has elected to be regulated as a BDC. ACM (defined below) serves as investment adviser to ADS; and

•

Apollo Diversified Credit Fund (“ADCF”), is a Delaware statutory trust structured as a continuously offered, diversified, closed-end management investment company that is operated as an interval fund. ACC (defined below) serves as investment adviser to ADCF.

The following Applicant qualifies as an AIC Downstream Fund under the Prior Order:

•	Merx Aviation Finance, LLC (“Merx”), is a Delaware limited liability company that is a special purpose vehicle owned by MFIC.

The following Applicants each qualify as an Adviser under the Prior Order:

•	Apollo Investment Management, L.P. (“AIM”), is a Delaware limited partnership and the investment adviser to MFIC;

•	Apollo Credit Management, LLC (“ACM”), is a Delaware limited liability company and the investment adviser to ASFRF, AIF and ADS;

•	Apollo Capital Credit Adviser, LLC (“ACC”), is a Delaware limited liability company and the investment adviser to ACC; and

•

The investment advisers to the Existing Affiliated Funds (defined below) that are identified in Appendix A (“Existing Advisers to Affiliated Funds”), each of which is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”).

The investment vehicles identified in Appendix A (the “Existing Affiliated Funds” and, together with MFIC, ASFRF, AIF, ADS, ADCF, Merx, AIM, ACM, ACC and the Existing Advisers to Affiliated Funds, the “Applicants”). Each Existing Affiliated Fund qualifies as an Affiliated Fund under the Prior Order.

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	See Apollo Investment Corporation, et al. (File No. 812-15015) Investment Company Act Rel. Nos. 34432 (December 3, 2021) (notice) and 34458 (December 29, 2021) (order).

All Applicants are eligible to rely on the Prior Order.3

C. Defined Terms

Except as stated herein, defined terms used in this application (the “Application”) have the same meanings provided in the application for the Prior Order, as amended and restated (the “Prior Application”)4.

“Follow-On Investment” means (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

[3]

All existing entities that currently rely on the Prior Order and intend to rely on the Amended Order have been named as applicants and any existing or future entities that may rely on the Amended Order in the future will comply with the terms and conditions of the Amended Order as set forth in or incorporated into this Application.

[4]	See Apollo Investment Corporation, et al. (File No. 812-15015) (November 24, 2021) (application).

II. APPLICANTS’ PROPOSAL

The Amended Order, if granted, would expand the relief provided in the Prior Order to permit Affiliated Funds to participate in Follow-On Investments in issuers in which at least one Regulated Fund is invested, but such Affiliated Funds are not invested. This relief would not permit Follow-On Investments by Regulated Funds that are not invested in the issuer. The requested relief is based on the temporary relief granted by the Commission on April 8, 2020.5

III. STATEMENT IN SUPPORT OF RELIEF REQUESTED

Except as stated herein, the disclosure in Section IV, “Statement in Support of Relief Requested,” of the Prior Application is equally applicable to this Application.

IV. CONDITIONS

Except as stated herein, the Conditions of the Prior Order, as stated in Section V of the Prior Application, will remain in effect. Any language in the Conditions of the Prior Order stating that an Affiliated Fund is required to have an existing investment in an issuer and/or needs to have previously participated in a Co-Investment Transaction with respect to such issuer in order to participate in a Follow-On Investment shall be deemed removed if the Amended Order is granted.

V. PROCEDURAL MATTERS

Applicants file this Application in accordance with Rule 0-2 under the 1940 Act. Pursuant to Rule 0-2(f) under the 1940 Act, Applicants state that their address is indicated on the cover page of this Application. Applicants further request that all communications concerning this Application should be directed and copied to the persons listed on the cover page of the Application.

In accordance with Rule 0-2(c) under the 1940 Act, Applicants state that all actions necessary to authorize the execution and filing of this Application have been taken, and the persons signing and filing this document are authorized to do so on behalf of Applicants pursuant to their corporate organizational documents, and in the case of the Trust, the attached resolutions. Applicants also have attached the verifications required by Rule 0-2(d) under the 1940 Act.

In accordance with Rule 0-5 under the 1940 Act, Applicants request that the Commission issue the requested Amended Order without holding a hearing.

[5]

BDC Temporary Exemptive Order, Investment Company Act Rel. Nos. 33837 (April 8, 2020) (order) (extension granted on January 5, 2021 and further extension granted on April 22, 2021) (the “Temporary Relief”).

All requirements for the execution and filing of this Application in the name and on behalf of each Applicant by the undersigned have been complied with and the undersigned is fully authorized to do so and has duly executed this Application as of this 6th day of December, 2022.

MIDCAP FINANCIAL INVESTMENT CORPORATION

By	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

APOLLO SENIOR FLOATING RATE FUND INC.

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO TACTICAL INCOME FUND INC.

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO DEBT SOLUTIONS BDC

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Vice President

APOLLO INVESTMENT MANAGEMENT, L.P.

By:	ACC Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: President

A-A EUROPEAN SENIOR DEBT FUND, L.P.

By:	Apollo European Senior Debt Advisors, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AA INFRASTRUCTURE FUND 1 LTD.

By:	Apollo Insurance Solutions Group LP, its investment manager

By:	Apollo Credit Management, LLC, its sub-advisor

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AESI II, L.P.

By:	AES Advisors II, L.P., its general partner

By:	AES Advisors II GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AGRE DEBT FUND I, L.P.

By: AGRE Debt Fund I GP, Ltd., its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AGRE U.S. REAL ESTATE FUND, L.P.

By:	AGRE NA Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM V, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM VI, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM VII (R), LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM VII (R)-2, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM VII, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM VIII, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM XII, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM XIX, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM XVI, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM XVII, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM XVIII, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALME LOAN FUNDING IV B.V.

By:	Apollo Management International LLP, its collateral manager

By:	AMI (Holdings), LLC, its sole member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO A-N CREDIT FUND, L.P.

By:	Apollo A-N Credit Management LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT MASTER FUND LTD.

By:	Apollo ST Fund Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT OPPORTUNITY FUND III LP

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO LINCOLN FIXED INCOME FUND, L.P.

By:	Apollo Lincoln Fixed Income Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO LINCOLN PRIVATE CREDIT FUND, L.P.

By:	Apollo Lincoln Private Credit Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MOULTRIE CREDIT FUND, L.P.

By:	Apollo Moultrie Credit Fund Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TACTICAL VALUE SPN INVESTMENTS, L.P.

By:	Apollo Tactical Value SPN Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN MASTER FUND ENHANCED LP

By:	Apollo Total Return Enhanced Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN MASTER FUND L.P.

By:	Apollo Total Return Management LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO U.S. REAL ESTATE FUND II L.P.

By:	Apollo NA Management II, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ZEUS STRATEGIC INVESTMENTS, L.P.

By:	Apollo Zeus Strategic Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT II, L.P.

By:	Financial Credit Investment II Manager, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT III, L.P.

By:	Financial Credit Investment III Manager, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ACE CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ACF EUROPE MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ACREFI MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AGRE - CRE DEBT MANAGER, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AGRE NA MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AP KENT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT II, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CENTRE STREET MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CENTRE STREET PARTNERSHIP L.P.

By:	Apollo Centre Street Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CHIRON MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT MANAGEMENT (CLO), LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT OPPORTUNITY MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EPF MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EUROPE MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EUROPEAN SENIOR DEBT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EUROPEAN STRATEGIC MANAGEMENT, L.P.

By:	Apollo European Strategic Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO GLOBAL REAL ESTATE MANAGEMENT, L.P.

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HERCULES MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HERCULES PARTNERS, L.P.

By:	Apollo Hercules Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INDIA CREDIT OPPORTUNITY MANAGEMENT, LLC

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INVESTMENT MANAGEMENT EUROPE LLP

By:	AMI (Holdings), LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO KINGS ALLEY CREDIT FUND MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO LINCOLN FIXED INCOME MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO LINCOLN PRIVATE CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT INTERNATIONAL LLP

By:	AMI (Holdings), LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MOULTRIE CREDIT FUND MANAGEMENT LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NA MANAGEMENT II, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NA MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO OASIS MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PALMETTO STRATEGIC PARTNERSHIP, L.P.

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel

APOLLO REVOLVER CAPITAL MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ST FUND MANAGEMENT LLC (DE)

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO STRUCTURED CREDIT RECOVERY MANAGEMENT IV LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TACTICAL VALUE SPN MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO THUNDER MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO THUNDER PARTNERS, L.P.

By:	Apollo Thunder Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN ENHANCED MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOWER CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO UNION STREET MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO UNION STREET PARTNERS, L.P.

By:	Apollo Union Street Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ZEUS STRATEGIC MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO/CAVENHAM EMA MANAGEMENT II, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT II MANAGER, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT III MANAGER, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT IV MANAGER, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INVESTMENT MANAGEMENT EUROPE (LUXEMBOURG) S.A R.L.

By:	AMI (Holdings), LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO COMMODITIES MANAGEMENT, L.P.

By:	Apollo Commodities Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PPF CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CO-INVESTMENT CAPITAL MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

MERX AVIATION FINANCE, LLC By: MidCap Financial Investment Corporation, its sole member

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

APOLLO DIVERSIFIED CREDIT FUND

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

APOLLO CAPITAL CREDIT ADVISER, LLC

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Vice President

MIDCAP FINCO HOLDINGS LTD

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Director

ACE CREDIT FUND, L.P.

By:	ACE Credit Management, LLC, its investment manager

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO TOWER CREDIT FUND, L.P.

By:	Apollo Tower Credit Management, LLC,
its investment manager

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO OASIS PARTNERS, L.P.

By:	Apollo Oasis Management, LLC, its investment manager

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO STRUCTURED CREDIT RECOVERY MASTER FUND IV LP

By:	Apollo Structured Credit Recovery Management IV LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO KINGS ALLEY CREDIT FUND, L.P.

By:	Apollo Kings Alley Credit Fund Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CHIRON CREDIT FUND, L.P.

By:	Apollo Chiron Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO/CAVENHAM EUROPEAN MANAGED ACCOUNT II, L.P.

By:	Apollo/Cavenham EMA Management II, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND III (DOLLAR A), L.P.

By:	Apollo EPF Management III, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT IV, L.P.

By:	Financial Credit Investment IV Manager, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AP KENT CREDIT MASTER FUND, L.P.

By:	AP Kent Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NATURAL RESOURCES PARTNERS II, L.P.

By:	Apollo ANRP Advisors II, L.P., its general partner

By:	Apollo ANRP Capital Management II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NATURAL RESOURCES PARTNERS III, L.P.

By:	Apollo ANRP Advisors III, L.P., its general partner

By:	Apollo ANRP Capital Management III, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

NNN INVESTOR 1, L.P.

By:	Apollo Global Real Estate Management, L.P., its investment manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

NNN INVESTOR 2 (AUTO), L.P.

By:	Apollo Global Real Estate Management, L.P., its manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

NNN OPPORTUNITIES FUND, L.P.

By:	Apollo Global Real Estate Management, L.P., its investment manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO GLOBAL REAL ESTATE MANAGEMENT, L.P.

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PPF OPPORTUNISTIC CREDIT PARTNERS (LUX), SCSP

By:	Apollo PPF Credit Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALTERI INVESTMENTS II, SCSP

By:	Apollo Co-Investment Capital Management, LLC, its alternative investment fund manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO U.S. REAL ESTATE FUND III, L.P.

By:	Apollo U.S. Real Estate Advisors III, L.P., its general partner

By:	Apollo U.S. Real Estate Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AA DIRECT, L.P.

By:	AA Direct GP, LLC, its general partner

By:	Apollo Hybrid Value Advisors, L.P., its sole member

By:	Apollo Hybrid Value Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HYBRID VALUE MANAGEMENT, L.P.

By:	Apollo Hybrid Value Management GP, LLC,
its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HYBRID VALUE FUND, L.P.

By:	Apollo Hybrid Value Advisors, L.P., its general partner

By:	Apollo Hybrid Value Capital Management, LLC., its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HYBRID VALUE FUND II, L.P.

By:	Apollo Hybrid Value Management II, L.P., its investment manager

By:	Apollo Hybrid Value Management GP II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HYBRID VALUE MANAGEMENT II, L.P.

By:	Apollo Hybrid Value Management GP II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HUMBER PARTNERS, L.P.

By:	Apollo Humber Advisors, L.P., its general partner

By:	Apollo Humber Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HUMBER MANAGEMENT, L.P.

By:	Apollo Humber Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO IMPACT MISSION FUND, L.P.

By:	Apollo Impact Mission Advisors, L.P., its general partner

By:	Apollo Impact Mission Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO IMPACT MISSION MANAGEMENT, L.P.

By:	Apollo Impact Mission Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II, L.P.

By:	Apollo Infrastructure Opportunities Management II, L.P., its investment manager

By:	Apollo Infrastructure Opportunities Management II GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES MANAGEMENT II, L.P.

By:	Apollo Infrastructure Opportunities Management II GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ORIGINATION PARTNERSHIP, L.P.

By:	Apollo Origination Advisors, L.P., its general partner

By:	AOP Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER FUND, L.P.

By:	Apollo Revolver Advisors, L.P., its general partner

By:	Apollo Revolver Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ORIGINATION MANAGEMENT, L.P.

By:	AOP Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PPF CREDIT STRATEGIES, LLC

By:	Apollo PPF Credit Strategies (Lux), SCSp, its sole member,

By:	Apollo PPF Credit Strategies Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PPF CREDIT STRATEGIES MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO STRATEGIC ORIGINATION PARTNERS, L.P.

By:	Apollo Strategic Origination Management, L.P., its investment manager

By:	ASOP Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO STRATEGIC ORIGINATION MANAGEMENT, L.P.

By:	ASOP Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NAVIGATOR AVIATION FUND I, L.P.

By:	Apollo Navigator Management I, LLC, its investment manager

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NAVIGATOR MANAGEMENT I, LLC

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AMISSIMA DIVERSIFIED INCOME ICAV

By:	Apollo Management International LLP, its portfolio manager

By:	AMI (Holdings), LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ATHORA LUX INVEST S.C.SP.

By:	Apollo Management International LLP, its portfolio manager

By:	AMI (Holdings), LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ATHORA LUX INVEST NL S.C.Sp.

By:	Apollo Management International LLP, its portfolio manager

By:	AMI (Holdings), LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT INTERNATIONAL LLP

By:	AMI (Holdings), LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MIDCAP US DIRECT LENDING 2019, L.P.

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management G.P., LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AMN LOAN FUND, L.P.

By:	Apollo Capital Management L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MASTER FUND II, L.P.

By:	Apollo Accord Management II, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MASTER FUND III, L.P.

By:	Apollo Accord Management III, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD FUND III B, L.P.

By:	Apollo Accord Management III B, L.P., its investment manager

By:	Apollo Accord Management III B GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT III B, L.P.

By:	Apollo Accord Management III B GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD FUND IV, L.P.

By:	Apollo Accord Management IV, L.P., its investment manager

By:	Apollo Accord Management IV GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT IV, L.P.

By:	Apollo Accord Management IV GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ASIA REAL ESTATE FUND II, L.P.

By:	Apollo Asia Management II, L.P., its investment manager

By:	Apollo Asia Management II Advisors, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ASIA MANAGEMENT II, L.P.

By:	Apollo Asia Management II Advisors, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT VIII, L.P.

By:	AIF VIII Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INVESTMENT FUND VII, L.P.

By:	Apollo Advisers VII, L.P., its general partner

By:	Apollo Capital Management VII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Authorized Person

APOLLO INVESTMENT FUND VIII, L.P.

By:	Apollo Advisers VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Authorized Person

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name: Stuart A. Rothstein
Title: Chief Executive Officer

APOLLO INSURANCE SOLUTIONS GROUP LP

By:	AISG GP Ltd., its general partner

By:	/s/ James R. Belardi
Name: James R. Belardi
Title: Chief Executive Officer

ATHENE HOLDING LTD.

By:	/s/ Natasha Scotland-Courcy
Name: Natasha Scotland-Courcy
Title: Senior Vice President, Legal and Secretary

APOLLO INVESTMENT FUND IX, L.P.

By:	Apollo Management IX, L.P., its investment manager

By:	AIF IX Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT IX, L.P.

By:	AIF IX Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AEGON IRELAND PLC

By:	Apollo Asset Management Europe LLP,
its investment manager

By:	/s/ Shaun Collins
Name: Shaun Collins
Title: Director

APOLLO ASSET MANAGEMENT EUROPE LLP

By:	/s/ Shaun Collins
Name: Shaun Collins
Title: Director

APOLLO ACCORD+ FUND (LUX), SCSP

By:	Apollo Accord+ Fund (Lux) GP, S.a r.l., its general partner

By:	Apollo Accord+ Advisors, L.P., its shareholder

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD+ OFFSHORE FUND, L.P.

By:	Apollo Accord+ Advisors, L.P., its general partner

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD+ FUND, L.P.

By:	Apollo Accord+ Advisors, L.P., its general partner

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER FUND II (OFFSHORE), L.P.

By:	Apollo Revolver Advisors II, L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER FUND II, L.P.

By:	Apollo Revolver Advisors II, L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	APH Holdings (FC), L.P., its managing member

By:	Apollo Principal Holdings VII GP, Ltd., its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER FUND II (ATH), L.P.;

By:	Apollo Revolver Advisors II (ATH), L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD+ MANAGEMENT, L.P.

By:	Apollo Accord+ Management GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER MANAGEMENT II (ATH), L.P.

By:	Apollo Revolver Management II (ATH) GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER MANAGEMENT II, L.P.

By:	Apollo Revolver Management GP II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD FUND V, L.P.

By:	Apollo Accord Advisors V, L.P.
By:	Apollo Accord Advisors G.P. V, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INVESTMENT FUND X, L.P.

By:	Apollo Advisors X, L.P.
By:	Apollo Capital Management X, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN FUND – INVESTMENT GRADE, L.P.

By:	Apollo Total Return Fund – Investment Grade G.P., LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT V, L.P.

By:	Apollo Accord Management V GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT X, L.P.

By:	AIF X Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel Title: Vice President

APOLLO TOTAL RETURN FUND – INVESTMENT GRADE MANAGEMENT, L.P.

By:	Apollo Total Return Fund – Investment Grade Management GP, LLC

By:	/s/ William Kuesel
Name: William Kuesel Title: Vice President

ACMP HOLDINGS, LLC

By:	Apollo Capital Markets Management, L.P., its manager
By:	ACP Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel Title: Vice President

The undersigned states that he or she has duly executed the attached application dated as of December 6, 2022 of those of the entities indicated by his or her signature hereto:

MidCap Financial Investment Corporation, Apollo Senior Floating Rate Fund Inc., Apollo Tactical Income Fund Inc., Apollo Debt Solutions BDC, Apollo Diversified Credit Fund, Apollo Investment Management, L.P., Apollo Credit Management, LLC, Apollo Capital Credit Adviser, LLC, AA Direct, L.P., A-A European Senior Debt Fund, L.P., AA Infrastructure Fund 1 Ltd., ACE Credit Fund, L.P., AESI II, L.P., AGRE Debt Fund I, L.P., AGRE U.S. Real Estate Fund, L.P., ALM V, Ltd., ALM VI, Ltd., ALM VII (R), Ltd., ALM VII (R)-2, Ltd., ALM VII, Ltd., ALM VIII, Ltd., ALM XII, Ltd., ALM XIX, Ltd., ALM XVI, Ltd., ALM XVII, Ltd., ALM XVIII, Ltd., ALME Loan Funding IV B.V., Amissima Diversified Income ICAV, AMN Loan Fund, L.P., AP Kent Credit Master Fund, L.P., Apollo Accord Master Fund II, L.P., Apollo Accord Master Fund III, L.P., Apollo Accord Fund III B, L.P., Apollo Accord Fund IV, L.P., Apollo A-N Credit Fund, L.P., Apollo Asia Real Estate Fund II, L.P., Apollo Atlas Master Fund, LLC, Apollo Chiron Credit Fund, L.P., Apollo Commercial Real Estate Finance, Inc., Apollo Credit Master Fund Ltd., Apollo Credit Opportunity Fund III LP, Apollo Credit Strategies Master Fund Ltd., Apollo European Principal Finance Fund III (Dollar A), L.P., Apollo Hybrid Value Fund, L.P., Apollo Hybrid Value Fund II, L.P., Apollo Humber Partners, L.P., Apollo Humber Management, L.P., Apollo Impact Mission Fund, L.P., Apollo Infrastructure Opportunities Fund II, L.P., Apollo Investment Fund IX, L.P., Apollo Investment Fund VII, L.P., Apollo Investment Fund VIII, L.P., Apollo Kings Alley Credit Fund, L.P., Apollo Lincoln Fixed Income Fund, L.P., Apollo Lincoln Private Credit Fund, L.P., Apollo Moultrie Credit Fund, L.P., Apollo Natural Resources Partners II, L.P., Apollo Natural Resources Partners III, L.P., Apollo Navigator Aviation Fund I, L.P., Apollo Revolver Fund, L.P., Apollo Structured Credit Recovery Master Fund IV LP, Apollo Strategic Origination Partners, L.P., Apollo Tactical Value SPN Investments, L.P., Apollo Total Return Master Fund Enhanced LP, Apollo Total Return Master Fund L.P., Apollo Tower Credit Fund, L.P., Apollo U.S. Real Estate Fund II L.P., Apollo U.S. Real Estate Fund III, L.P., Apollo Zeus Strategic Investments, L.P., Apollo/Cavenham European Managed Account II, L.P., Athene Holding Ltd., Athora Lux Invest S.C.Sp., Financial Credit Investment II, L.P., Financial Credit Investment III, L.P., Financial Credit Investment IV, L.P., MidCap FinCo Holdings Ltd, NNN Investor 1, L.P., Athora Lux Invest NL S.C.Sp., ACE Credit Management, LLC, ACF Europe Management, LLC, ACREFI Management, LLC, Aegon Ireland plc, AGRE—CRE Debt Manager, LLC, AGRE NA Management, LLC, AP Kent Management, LLC, Apollo Accord Management II, LLC, Apollo Accord Management III, LLC, Apollo Accord Management III B, L.P., Apollo Accord Management IV, L.P., Apollo A-N Credit Management, LLC, Apollo Asia Management II, L.P., Apollo Asset Management Europe LLP, Apollo Atlas Management, LLC, Apollo Capital Management, L.P., Apollo Centre Street Management, LLC, Apollo Centre Street Partnership L.P., Apollo Chiron Management, LLC, Apollo Credit Management (CLO), LLC, Apollo Credit Opportunity Management III, LLC, Apollo EPF Management III, LLC, Apollo Europe Management III, LLC, Apollo European Senior Debt Management, LLC, Apollo European Strategic Management, L.P., Apollo Global Real Estate

Management, L.P., Apollo Hercules Management, LLC, Apollo Hercules Partners, L.P., Apollo Hybrid Value Management, L.P., Apollo Hybrid Value Management II, L.P., Apollo Impact Mission Management, L.P., Apollo India Credit Opportunity Management, LLC, Apollo Infrastructure Opportunities Management II, L.P., Apollo Investment Management Europe LLP, Apollo Kings Alley Credit Fund Management, LLC, Apollo Lincoln Fixed Income Management, LLC, Apollo Lincoln Private Credit Management, LLC, Apollo Management International LLP, Apollo Management IX, L.P., Apollo Management VII, L.P., Apollo Management VIII, L.P., Apollo Moultrie Credit Fund Management LLC, Apollo NA Management II, LLC, Apollo NA Management III, LLC, Apollo Navigator Management I, LLC, Apollo Oasis Management, LLC, Apollo Origination Management, L.P., Apollo PPF Credit Strategies Management, LLC, Apollo Oasis Partners, L.P., Apollo Origination Partnership, L.P., Apollo Palmetto Strategic Partnership, L.P., Apollo Revolver Capital Management, LLC, Apollo ST Fund Management LLC (DE), Apollo Strategic Origination Management, L.P., Apollo Structured Credit Recovery Management IV LLC, Apollo Tactical Value SPN Management, LLC, Apollo Thunder Management, LLC, Apollo Thunder Partners, L.P., Apollo Total Return Enhanced Management, LLC, Apollo Tower Credit Management, LLC, Apollo Union Street Management, LLC, Apollo Union Street Partners, L.P., Apollo Zeus Strategic Management, LLC, Apollo/Cavenham EMA Management II, LLC, Financial Credit Investment II Manager, LLC, Financial Credit Investment III Manager, LLC, Financial Credit Investment IV Manager, LLC, Apollo Investment Management Europe (Luxembourg) S.a r.l., Apollo Total Return Management LLC, Apollo Commodities Management, L.P., Apollo Insurance Solutions Group LP, Apollo MidCap US Direct Lending 2019, L.P., NNN Investor 2 (Auto), L.P., NNN Opportunities Fund, L.P., Apollo PPF Opportunistic Credit Partners (Lux), SCSp, Apollo PPF Credit Strategies, LLC, Apollo PPF Credit Management, LLC, Apollo Co-Investment Capital Management, LLC, Alteri Investments II, SCSp, Merx Aviation Finance, LLC., Apollo Accord+ Fund (Lux), SCSp, Apollo Accord+ Offshore Fund, L.P., Apollo Accord+ Fund, L.P., Apollo Revolver Fund II (Offshore), L.P., Apollo Revolver Fund II, L.P., Apollo Revolver Fund II (ATH), L.P., Apollo Accord+ Management, L.P., Apollo Revolver Management II (ATH), L.P., Apollo Revolver Management II, L.P., Apollo Accord Fund V, L.P., Apollo Investment Fund X, L.P., Apollo Total Return Fund—Investment Grade, L.P., Apollo Accord Management V, L.P., Apollo Management X, L.P., Apollo Total Return Fund—Investment Grade Management, L.P., ACMP Holdings, LLC; that he or she is authorized to execute this statement of each entity; and that all action by officers, directors, and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his or her knowledge, information and belief.

As to all of the entities listed above other than those listed for the signatures below MIDCAP FINANCIAL INVESTMENT CORPORATION

By	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

APOLLO SENIOR FLOATING RATE FUND INC.

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO TACTICAL INCOME FUND INC.

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Chief Legal Officer

APOLLO DEBT SOLUTIONS BDC

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Vice President

APOLLO INVESTMENT MANAGEMENT, L.P.

By:	ACC Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

A-A EUROPEAN SENIOR DEBT FUND, L.P.

By:	Apollo European Senior Debt Advisors, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AA INFRASTRUCTURE FUND 1 LTD.

By:	Apollo Insurance Solutions Group LP, its investment manager

By:	Apollo Credit Management, LLC, its sub-advisor

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AESI II, L.P.

By:	AES Advisors II, L.P., its general partner

By:	AES Advisors II GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AGRE DEBT FUND I, L.P.

By: AGRE Debt Fund I GP, Ltd., its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AGRE U.S. REAL ESTATE FUND, L.P.

By:	AGRE NA Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM V, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM VI, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM VII (R), LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM VII (R)-2, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM VII, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM VIII, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM XII, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM XIX, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM XVI, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM XVII, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALM XVIII, LTD.

By:	Apollo Credit Management (CLO), LLC, its collateral manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALME LOAN FUNDING IV B.V.

By:	Apollo Management International LLP, its collateral manager

By:	AMI (Holdings), LLC, its sole member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO A-N CREDIT FUND, L.P.

By:	Apollo A-N Credit Management LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT MASTER FUND LTD.

By:	Apollo ST Fund Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT OPPORTUNITY FUND III LP

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO LINCOLN FIXED INCOME FUND, L.P.

By:	Apollo Lincoln Fixed Income Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO LINCOLN PRIVATE CREDIT FUND, L.P.

By:	Apollo Lincoln Private Credit Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MOULTRIE CREDIT FUND, L.P.

By:	Apollo Moultrie Credit Fund Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TACTICAL VALUE SPN INVESTMENTS, L.P.

By:	Apollo Tactical Value SPN Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN MASTER FUND ENHANCED LP

By:	Apollo Total Return Enhanced Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN MASTER FUND L.P.

By:	Apollo Total Return Management LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO U.S. REAL ESTATE FUND II L.P.

By:	Apollo NA Management II, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ZEUS STRATEGIC INVESTMENTS, L.P.

By:	Apollo Zeus Strategic Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT II, L.P.

By:	Financial Credit Investment II Manager, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT III, L.P.

By:	Financial Credit Investment III Manager, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ACE CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ACF EUROPE MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ACREFI MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AGRE - CRE DEBT MANAGER, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AGRE NA MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AP KENT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT II, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CENTRE STREET MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CENTRE STREET PARTNERSHIP L.P.

By:	Apollo Centre Street Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CHIRON MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT MANAGEMENT (CLO), LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CREDIT OPPORTUNITY MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EPF MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EUROPE MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EUROPEAN SENIOR DEBT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EUROPEAN STRATEGIC MANAGEMENT, L.P.

By:	Apollo European Strategic Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO GLOBAL REAL ESTATE MANAGEMENT, L.P.

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HERCULES MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HERCULES PARTNERS, L.P.

By:	Apollo Hercules Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INDIA CREDIT OPPORTUNITY MANAGEMENT, LLC

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INVESTMENT MANAGEMENT EUROPE LLP

By:	AMI (Holdings), LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO KINGS ALLEY CREDIT FUND MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO LINCOLN FIXED INCOME MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO LINCOLN PRIVATE CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT INTERNATIONAL LLP

By:	AMI (Holdings), LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MOULTRIE CREDIT FUND MANAGEMENT LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NA MANAGEMENT II, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NA MANAGEMENT III, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO OASIS MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PALMETTO STRATEGIC PARTNERSHIP, L.P.

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel

APOLLO REVOLVER CAPITAL MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ST FUND MANAGEMENT LLC (DE)

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO STRUCTURED CREDIT RECOVERY MANAGEMENT IV LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TACTICAL VALUE SPN MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO THUNDER MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO THUNDER PARTNERS, L.P.

By:	Apollo Thunder Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN ENHANCED MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOWER CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO UNION STREET MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO UNION STREET PARTNERS, L.P.

By:	Apollo Union Street Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ZEUS STRATEGIC MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO/CAVENHAM EMA MANAGEMENT II, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT II MANAGER, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT III MANAGER, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT IV MANAGER, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INVESTMENT MANAGEMENT EUROPE (LUXEMBOURG) S.A R.L.

By:	AMI (Holdings), LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO COMMODITIES MANAGEMENT, L.P.

By:	Apollo Commodities Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PPF CREDIT MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CO-INVESTMENT CAPITAL MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

MERX AVIATION FINANCE, LLC

By: MidCap Financial Investment Corporation, its sole member

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

APOLLO DIVERSIFIED CREDIT FUND

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Chief Legal Officer

APOLLO CAPITAL CREDIT ADVISER, LLC

By:	/s/ Kristin Hester
Name:	Kristin Hester
Title:	Vice President

MIDCAP FINCO HOLDINGS LTD

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Director

ACE CREDIT FUND, L.P.

By:	ACE Credit Management, LLC, its investment manager

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO TOWER CREDIT FUND, L.P.

By:	Apollo Tower Credit Management, LLC,
its investment manager

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO OASIS PARTNERS, L.P.

By:	Apollo Oasis Management, LLC, its investment manager

By:	/s/ William Kuesel
Name:	William Kuesel
Title:	Vice President

APOLLO STRUCTURED CREDIT RECOVERY MASTER FUND IV LP

By:	Apollo Structured Credit Recovery Management IV LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO KINGS ALLEY CREDIT FUND, L.P.

By:	Apollo Kings Alley Credit Fund Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO CHIRON CREDIT FUND, L.P.

By:	Apollo Chiron Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO/CAVENHAM EUROPEAN MANAGED ACCOUNT II, L.P.

By:	Apollo/Cavenham EMA Management II, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO EUROPEAN PRINCIPAL FINANCE FUND III (DOLLAR A), L.P.

By:	Apollo EPF Management III, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

FINANCIAL CREDIT INVESTMENT IV, L.P.

By:	Financial Credit Investment IV Manager, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AP KENT CREDIT MASTER FUND, L.P.

By:	AP Kent Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NATURAL RESOURCES PARTNERS II, L.P.

By:	Apollo ANRP Advisors II, L.P., its general partner

By:	Apollo ANRP Capital Management II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NATURAL RESOURCES PARTNERS III, L.P.

By:	Apollo ANRP Advisors III, L.P., its general partner

By:	Apollo ANRP Capital Management III, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

NNN INVESTOR 1, L.P.

By:	Apollo Global Real Estate Management, L.P., its investment manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

NNN INVESTOR 2 (AUTO), L.P.

By:	Apollo Global Real Estate Management, L.P., its manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

NNN OPPORTUNITIES FUND, L.P.

By:	Apollo Global Real Estate Management, L.P., its investment manager

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO GLOBAL REAL ESTATE MANAGEMENT, L.P.

By:	Apollo Global Real Estate Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PPF OPPORTUNISTIC CREDIT PARTNERS (LUX), SCSP

By:	Apollo PPF Credit Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ALTERI INVESTMENTS II, SCSP

By:	Apollo Co-Investment Capital Management, LLC, its alternative investment fund manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO U.S. REAL ESTATE FUND III, L.P.

By:	Apollo U.S. Real Estate Advisors III, L.P., its general partner

By:	Apollo U.S. Real Estate Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AA DIRECT, L.P.

By:	AA Direct GP, LLC, its general partner

By:	Apollo Hybrid Value Advisors, L.P., its sole member

By:	Apollo Hybrid Value Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HYBRID VALUE MANAGEMENT, L.P.

By:	Apollo Hybrid Value Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HYBRID VALUE FUND, L.P.

By:	Apollo Hybrid Value Advisors, L.P., its general partner

By:	Apollo Hybrid Value Capital Management, LLC., its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HYBRID VALUE FUND II, L.P.

By:	Apollo Hybrid Value Management II, L.P., its investment manager

By:	Apollo Hybrid Value Management GP II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HYBRID VALUE MANAGEMENT II, L.P.

By:	Apollo Hybrid Value Management GP II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HUMBER PARTNERS, L.P.

By:	Apollo Humber Advisors, L.P., its general partner

By:	Apollo Humber Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO HUMBER MANAGEMENT, L.P.

By:	Apollo Humber Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO IMPACT MISSION FUND, L.P.

By:	Apollo Impact Mission Advisors, L.P., its general partner

By:	Apollo Impact Mission Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO IMPACT MISSION MANAGEMENT, L.P.

By:	Apollo Impact Mission Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES FUND II, L.P.

By:	Apollo Infrastructure Opportunities Management II, L.P., its investment manager

By:	Apollo Infrastructure Opportunities Management II GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INFRASTRUCTURE OPPORTUNITIES MANAGEMENT II, L.P.

By:	Apollo Infrastructure Opportunities Management II GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ORIGINATION PARTNERSHIP, L.P.

By:	Apollo Origination Advisors, L.P., its general partner

By:	AOP Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER FUND, L.P.

By:	Apollo Revolver Advisors, L.P., its general partner

By:	Apollo Revolver Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ORIGINATION MANAGEMENT, L.P.

By:	AOP Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PPF CREDIT STRATEGIES, LLC

By:	Apollo PPF Credit Strategies (Lux), SCSp, its sole member,

By:	Apollo PPF Credit Strategies Management, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO PPF CREDIT STRATEGIES MANAGEMENT, LLC

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO STRATEGIC ORIGINATION PARTNERS, L.P.

By:	Apollo Strategic Origination Management, L.P., its investment manager

By:	ASOP Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO STRATEGIC ORIGINATION MANAGEMENT, L.P.

By:	ASOP Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NAVIGATOR AVIATION FUND I, L.P.

By:	Apollo Navigator Management I, LLC, its investment manager

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO NAVIGATOR MANAGEMENT I, LLC

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AMISSIMA DIVERSIFIED INCOME ICAV

By:	Apollo Management International LLP, its portfolio manager

By:	AMI (Holdings), LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ATHORA LUX INVEST S.C.SP.

By:	Apollo Management International LLP, its portfolio manager

By:	AMI (Holdings), LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

ATHORA LUX INVEST NL S.C.Sp.

By:	Apollo Management International LLP, its portfolio manager
By:	AMI (Holdings), LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT INTERNATIONAL LLP

By:	AMI (Holdings), LLC, its member

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MIDCAP US DIRECT LENDING 2019, L.P.

By:	Apollo Capital Management, L.P., its investment manager

By:	Apollo Capital Management G.P., LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AMN LOAN FUND, L.P.

By:	Apollo Capital Management L.P., its investment manager

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MASTER FUND II, L.P.

By:	Apollo Accord Management II, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MASTER FUND III, L.P.

By:	Apollo Accord Management III, LLC, its investment manager

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD FUND III B, L.P.

By:	Apollo Accord Management III B, L.P., its investment manager

By:	Apollo Accord Management III B GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT III B, L.P.

By:	Apollo Accord Management III B GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD FUND IV, L.P.

By:	Apollo Accord Management IV, L.P., its investment manager

By:	Apollo Accord Management IV GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD MANAGEMENT IV, L.P.

By:	Apollo Accord Management IV GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ASIA REAL ESTATE FUND II, L.P.

By:	Apollo Asia Management II, L.P., its investment manager

By:	Apollo Asia Management II Advisors, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ASIA MANAGEMENT II, L.P.

By:	Apollo Asia Management II Advisors, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT VIII, L.P.

By:	AIF VIII Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INVESTMENT FUND VII, L.P.

By:	Apollo Advisers VII, L.P., its general partner

By:	Apollo Capital Management VII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Authorized Person

APOLLO INVESTMENT FUND VIII, L.P.
By:	Apollo Advisers VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ James Elworth
Name: James Elworth
Title: Authorized Person

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name: Stuart A. Rothstein
Title: Chief Executive Officer

APOLLO INSURANCE SOLUTIONS GROUP LP

By:	AISG GP Ltd., its general partner

By:	/s/ James R. Belardi
Name: James R. Belardi
Title: Chief Executive Officer

ATHENE HOLDING LTD.

By:	/s/ Natasha Scotland-Courcy
Name: Natasha Scotland-Courcy
Title: Senior Vice President, Legal and Secretary

APOLLO INVESTMENT FUND IX, L.P.

By:	Apollo Management IX, L.P., its investment manager

By:	AIF IX Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO MANAGEMENT IX, L.P.

By:	AIF IX Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

AEGON IRELAND PLC

By:	Apollo Asset Management Europe LLP, its investment manager

By:	/s/ Shaun Collins
Name: Shaun Collins
Title: Director

APOLLO ASSET MANAGEMENT EUROPE LLP

By:	/s/ Shaun Collins
Name: Shaun Collins
Title: Director

APOLLO ACCORD+ FUND (LUX), SCSP

By:	Apollo Accord+ Fund (Lux) GP, S.a r.l., its general partner

By:	Apollo Accord+ Advisors, L.P., its shareholder

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD+ OFFSHORE FUND, L.P.

By:	Apollo Accord+ Advisors, L.P., its general partner

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD+ FUND, L.P.

By:	Apollo Accord+ Advisors, L.P., its general partner

By:	Apollo Accord+ Advisors GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER FUND II (OFFSHORE), L.P.

By:	Apollo Revolver Advisors II, L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER FUND II, L.P.

By:	Apollo Revolver Advisors II, L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	APH Holdings (FC), L.P., its managing member

By:	Apollo Principal Holdings VII GP, Ltd., its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER FUND II (ATH), L.P.

By:	Apollo Revolver Advisors II (ATH), L.P., its general partner

By:	Apollo Revolver Capital Management II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD+ MANAGEMENT, L.P.

By:	Apollo Accord+ Management GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER MANAGEMENT II (ATH), L.P.

By:	Apollo Revolver Management II (ATH) GP, LLC, its general partner

By:	Apollo Capital Management, L.P., its sole member

By:	Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO REVOLVER MANAGEMENT II, L.P.

By:	Apollo Revolver Management GP II, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO ACCORD FUND V, L.P.

By:	Apollo Accord Advisors V, L.P.

By:	Apollo Accord Advisors G.P. V, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO INVESTMENT FUND X, L.P.

By: Apollo Advisors X, L.P. By: Apollo Capital Management X, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

APOLLO TOTAL RETURN FUND – INVESTMENT GRADE, L.P.

By: Apollo Total Return Fund – Investment Grade G.P., LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel Title: Vice President

APOLLO ACCORD MANAGEMENT V, L.P.

By: Apollo Accord Management V GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel Title: Vice President

APOLLO MANAGEMENT X, L.P.

By: AIF X Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel Title: Vice President

APOLLO TOTAL RETURN FUND – INVESTMENT GRADE MANAGEMENT, L.P.

By: Apollo Total Return Fund – Investment Grade Management GP, LLC

By:	/s/ William Kuesel
Name: William Kuesel Title: Vice President

ACMP HOLDINGS, LLC

By: Apollo Capital Markets Management, L.P., its manager By: ACP Capital Management, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel Title: Vice President

APPENDIX A

Existing Advisers to Affiliated Funds

1.	ACE Credit Management, LLC
2.	AA Direct, L.P.
3.	ACF Europe Management, LLC
4.	ACREFI Management, LLC
5.	AGRE—CRE Debt Manager, LLC
6.	AGRE NA Management, LLC
7.	AP Kent Management, LLC
8.	Apollo Accord Management II, LLC
9.	Apollo Accord Management III, LLC
10.	Apollo Accord Management III B, L.P.
11.	Apollo Accord Management IV, L.P.
12.	Apollo Accord Management V, L.P.
13.	Apollo A-N Credit Management, LLC
14.	Apollo Asia Management II, L.P.
15.	Apollo Asset Management Europe LLP
16.	Apollo Atlas Management, LLC
17.	Apollo Capital Credit Adviser, LLC
18.	Apollo Capital Management, L.P.
19.	Apollo Centre Street Management, LLC
20.	Apollo Chiron Management, LLC
21.	Apollo Co-Investment Capital Management, LLC
22.	Apollo Commodities Management, L.P.
23.	Apollo Credit Management (CLO), LLC
24.	Apollo Credit Management, LLC
25.	Apollo Credit Opportunity Management III, LLC
26.	Apollo EPF Management III, LLC
27.	Apollo Europe Management III, LLC
28.	Apollo European Senior Debt Management, LLC
29.	Apollo European Strategic Management, L.P.
30.	Apollo Global Real Estate Management, L.P.
31.	Apollo Hercules Management, LLC
32.	Apollo Hercules Partners, L.P.
33.	Apollo Humber Management, L.P.
34.	Apollo Hybrid Value Management, L.P.
35.	Apollo Hybrid Value Management II, L.P.
36.	Apollo Impact Mission Management, L.P.
37.	Apollo India Credit Opportunity Management, LLC
38.	Apollo Infrastructure Opportunities Management II, L.P.
39.	Apollo Insurance Solutions Group LP
40.	Apollo Investment Management Europe (Luxembourg) S.a r.l.

41.	Apollo Investment Management Europe LLP
42.	Apollo Investment Management L.P.
43.	Apollo Kings Alley Credit Fund Management, LLC
44.	Apollo Lincoln Fixed Income Management, LLC
45.	Apollo Lincoln Private Credit Management, LLC
46.	Apollo Management International LLP
47.	Apollo Management IX, L.P.
48.	Apollo Management VII, L.P.
49.	Apollo Management VIII, L.P.
50.	Apollo Management X, L.P.
51.	Apollo Moultrie Credit Fund Management LLC
52.	Apollo NA Management II, LLC
53.	Apollo NA Management III, LLC
54.	Apollo Navigator Management I, LLC
55.	Apollo Oasis Management, LLC
56.	Apollo Origination Management, L.P.
57.	Apollo PPF Credit Strategies Management, LLC
58.	Apollo PPF Credit Management, LLC
59.	Apollo Revolver Capital Management, LLC
60.	Apollo ST Fund Management LLC (DE)
61.	Apollo Strategic Origination Management, L.P.
62.	Apollo Structured Credit Recovery Management IV LLC
63.	Apollo Tactical Value SPN Management, LLC
64.	Apollo Thunder Management, LLC
65.	Apollo Thunder Partners, L.P.
66.	Apollo Total Return Enhanced Management, LLC
67.	Apollo Total Return Fund—Investment Grade Management, L.P.
68.	Apollo Total Return Management LLC
69.	Apollo Tower Credit Management, LLC
70.	Apollo Union Street Management, LLC
71.	Apollo Zeus Strategic Management, LLC
72.	Apollo/Cavenham EMA Management II, LLC
73.	Financial Credit Investment II Manager, LLC
74.	Financial Credit Investment III Manager, LLC
75.	Financial Credit Investment IV Manager, LLC
76.	Apollo Accord+ Management, L.P.
77.	Apollo Revolver Management II (ATH), L.P.
78.	Apollo Revolver Management II, L.P.
79.	ACMP Holdings, LLC

Existing Affiliated Funds

1.	A-A European Senior Debt Fund, L.P.
2.	AA Infrastructure Fund 1 Ltd.
3.	ACE Credit Fund, L.P.
4.	Aegon Ireland plc

5.	AESI II, L.P.
6.	AGRE Debt Fund I, L.P.
7.	AGRE U.S. Real Estate Fund, L.P.
8.	ALM V, Ltd.
9.	ALM VI, Ltd.
10.	ALM VII (R), Ltd.
11.	ALM VII (R)-2, LTD.
12.	ALM VII, Ltd.
13.	ALM VIII, Ltd.
14.	ALM XII, Ltd.
15.	ALM XIX, Ltd.
16.	ALM XVI, Ltd.
17.	ALM XVII, Ltd.
18.	ALM XVIII, Ltd.
19.	ALME Loan Funding IV B.V.
20.	Alteri Investments II, SCSp
21.	Amissima Diversified Income ICAV
22.	AMN Loan Fund, L.P.
23.	AP Kent Credit Master Fund, L.P.
24.	Apollo Accord Master Fund II, L.P.
25.	Apollo Accord Master Fund III, L.P.
26.	Apollo Accord Fund III B, L.P.
27.	Apollo Accord Fund IV, L.P.
28.	Apollo Accord Fund V, L.P.
29.	Apollo A-N Credit Fund, L.P.
30.	Apollo Asia Real Estate Fund II, L.P.
31.	Apollo Atlas Master Fund, LLC
32.	Apollo Centre Street Partnership L.P.
33.	Apollo Chiron Credit Fund, L.P.
34.	Apollo Commercial Real Estate Finance, Inc.
35.	Apollo Credit Master Fund Ltd.
36.	Apollo Credit Opportunity Fund III LP
37.	Apollo Credit Strategies Master Fund Ltd.
38.	Apollo European Principal Finance Fund III (Dollar A), L.P.

39.	Apollo Hybrid Value Fund, L.P.
40.	Apollo Hybrid Value Fund II, L.P.
41.	Apollo Humber Partners, L.P.
42.	Apollo Impact Mission Fund, L.P.
43.	Apollo Infrastructure Opportunities Fund II, L.P.
44.	Apollo Investment Fund IX, L.P.
45.	Apollo Investment Fund VII, L.P.
46.	Apollo Investment Fund VIII, L.P.
47.	Apollo Investment Fund X, L.P.
48.	Apollo Kings Alley Credit Fund, L.P.
49.	Apollo Lincoln Fixed Income Fund, L.P.
50.	Apollo Lincoln Private Credit Fund, L.P.
51.	Apollo MidCap US Direct Lending 2019, L.P.
52.	Apollo Moultrie Credit Fund, L.P.
53.	Apollo Natural Resources Partners II, L.P.
54.	Apollo Natural Resources Partners III, L.P.
55.	Apollo Navigator Aviation Fund I, L.P.
56.	Apollo Oasis Partners, L.P.
57.	Apollo Origination Partnership, L.P.
58.	Apollo Palmetto Strategic Partnership, L.P.
59.	Apollo PPF Opportunistic Credit Partners (Lux), SCSp
60.	Apollo PPF Credit Strategies, LLC
61.	Apollo Revolver Fund, L.P.
62.	Apollo Strategic Origination Partners, L.P.
63.	Apollo Structured Credit Recovery Master Fund IV LP
64.	Apollo Tactical Value SPN Investments, L.P.
65.	Apollo Total Return Fund—Investment Grade, L.P.
66.	Apollo Total Return Master Fund Enhanced LP
67.	Apollo Total Return Master Fund L.P.
68.	Apollo Tower Credit Fund, L.P.
69.	Apollo U.S. Real Estate Fund II L.P.
70.	Apollo U.S. Real Estate Fund III, L.P.
71.	Apollo Union Street Partners, L.P.
72.	Apollo Zeus Strategic Investments, L.P.
73.	Apollo/Cavenham European Managed Account II, L.P.
74.	Athene Holding Ltd.
75.	Athora Lux Invest S.C.Sp.
76.	Financial Credit Investment II, L.P.
77.	Financial Credit Investment III, L.P.
78.	Financial Credit Investment IV, L.P.
79.	Merx Aviation Finance, LLC
80.	MidCap FinCo Holdings Ltd

81.	NNN Investor 1, L.P.
82.	NNN Investor 2 (Auto), L.P.
83.	NNN Opportunities Fund, L.P.
84.	Athora Lux Invest NL S.C.Sp.
85.	Apollo Accord+ Fund (Lux)
86.	SCSp, Apollo Accord+ Offshore Fund, L.P.
87.	Apollo Accord+ Fund, L.P.
88.	Apollo Revolver Fund II (Offshore), L.P.
89.	Apollo Revolver Fund II, L.P.
90.	Apollo Revolver Fund II (ATH), L.P.

APPENDIX B

Resolutions of the Board of Directors of MidCap Financial Investment Corporation (the “Fund”)

WHEREAS: The Board deems it advisable and in the best interest of the Fund to file with the Securities and Exchange Commission (the “Commission”) an application to amend the Fund’s current Order of Exemption pursuant to Sections 17(d) and 57(i) of the Investment Company Act, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to permanently authorize the participation in follow-on investments with one or more affiliates, in accordance with the requirements provided by the Commission in Investment Company Act of 1940 Release No. 33837 (dated April 8, 2020); now therefore be it

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted July 6, 2022

APPENDIX C

Resolutions of the Boards of Directors of Apollo Senior Floating Rate Fund, Inc. and Apollo Tactical Income Fund, Inc. (each a “Fund”)

WHEREAS: The Boards deem it advisable and in the best interest of each Fund to file with the Securities and Exchange Commission (the “Commission”) an application to amend each Fund’s current Order of Exemption pursuant to Sections 17(d) and 57(i) of the Investment Company Act, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to permanently authorize the participation in follow-on investments with one or more affiliates, in accordance with the requirements provided by the Commission in Investment Company Act of 1940 Release No. 33837 (dated April 8, 2020); now therefore be it

RESOLVED: That the officers of each Fund be, and each of them hereby is, authorized and directed on behalf of each Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of each Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted July 18, 2022

APPENDIX D

Resolutions of the Board of Trustees of Apollo Debt Solutions BDC (the “Fund”)

WHEREAS: The Board deems it advisable and in the best interest of the Fund to file with the Securities and Exchange Commission (the “Commission”) an application to amend the Fund’s current Order of Exemption pursuant to Sections 17(d) and 57(i) of the Investment Company Act, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to permanently authorize the participation in follow-on investments with one or more affiliates, in accordance with the requirements provided by the Commission in Investment Company Act of 1940 Release No. 33837 (dated April 8, 2020); now therefore be it

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted June 30, 2022

APPENDIX E

Resolutions of the Board of Trustees of Apollo Diversified Credit Fund BDC (the “Fund”)

WHEREAS: The Board deems it advisable and in the best interest of the Fund to file with the Securities and Exchange Commission (the “Commission”) an application to amend the exemptive relief from the SEC that has been granted to Apollo Credit Management, LLC (the “Sub-Adviser”) and certain affiliates to permit co-investing with other funds managed by the Sub-Adviser or its affiliates (including Apollo Capital Credit Adviser, LLC (the “Adviser”) (File No. 812-15015), as may be amended from time to time (the “Co-Investment Exemptive Relief”), pursuant to Sections 17(d) and 57(i) of the Investment Company Act, as amended (the “1940 Act”), and Rule 17d-1 promulgated thereunder (the “Application”), to permanently authorize the participation in follow-on investments with one or more affiliates, in accordance with the requirements provided by the Commission in Investment Company Act of 1940 Release No. 33837 (dated April 8, 2020); now therefore be it

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed on behalf of the Fund and in its name to prepare, execute, and cause to be filed with the Commission the Application, and any further amendments thereto; and further

RESOLVED: That the officers of the Fund be, and each of them hereby is, authorized and directed to take such further action and execute such other documents as such officer or officers shall deem necessary or advisable in order to effectuate the intent of the foregoing resolution.

Adopted July 18, 2022